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                                                                EXHIBIT 12.1

        SCHEDULE RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                          Three Months Ended  Nine Months Ended
                                                June 30,           June 30,
                                          ------------------  -----------------
                                             1997      1996      1997     1996
                                             ----      ----      ----     ----
Income (loss) before provision for
 income taxes                             $(3,526)   $4,618    $7,179  $13,329
    Interest expense                          709       137       948      616
    Interest portion of rental expense        221       226       678      663
                                          -------     -----     -----   ------
         Earnings                         $(2,596)   $4,981    $8,805  $14,608
                                          -------     -----     -----   ------
                                          -------     -----     -----   ------


Interest expense                          $   709    $  137    $  948  $   616
Interest portion of rental expense            221       226       678      663
                                          -------     -----     -----   ------
         Fixed Charges                    $   930    $  363    $1,626  $ 1,279
                                          -------     -----     -----   ------
                                          -------     -----     -----   ------


Ratio of Earnings to Fixed Charges         (2.79)     13.72      5.42    11.42